Exhibit 99.1

UNIVERSAL GOLD MINING CORP. (F/K/A
FEDERAL SPORTS & ENTERTAINMENT, INC.)
(an Exploration Stage Company)
Pro Forma Condensed Consolidated Balance Sheet
(Unaudited)

	March 31, 2011	Pro forma adjustments		Pro forma March 31, 2010
ASSETS
Current assets:
Cash and cash Equivalents	$299,052	$902,082	(a)	$1,201,134
Marketable securities – trading	-	737,950	(b)	737,950
Receivables and other current assets	26,029			26,029
Total current assets	325,081			1,965,113

Investment in mining option	2,300,000	(2,300,000)	(c)	-
	$2,625,081			$1,965,113

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$656,001			$656,001
Accounts payable – related party	60,882			60,882
Accrued liabilities	38,138			38,138
Total current liabilities	755,021			755,021

Total liabilities	755,021			755,021

Stockholders’ equity:
Preferred stock, $0.001 par value, 10,000,000 shares authorized; 0 shares issued and outstanding as of March 31, 2011	-			-
Common stock, $0.001 par value, 1,500,000,000 shares authorized; 93,012,500 shares issued and outstanding as of March 31, 2011	93,013			93,013
Additional paid-in capital	5,904,877			5,904,877
Other comprehensive income	3,713			3,713
Deficit accumulated during the exploration stage	(4,131,543)	(659,968)	(d)	(4,791,511)
Total stockholders’ equity	1,870,060			1,210,092
Total liabilities and shareholders' equity	$2,625,081			$1,965,113

Pro forma footnote explanations:

(a)	To record the receipt of $902,082 (net of bank fees) in cash from Rio Novo Gold Inc. as though received on March 31, 2011.

(b)
To record the receipt of 500,000 shares of Rio Novo Gold Inc. classified as trading securities and valued as of May 31, 2011 based upon the closing price of Rio Novo Gold Inc’s shares as though received on March 31, 2011.  Does not include 766,667 Rio Novo Gold Inc. shares that are contingently issuable to the Company upon (i) the Caldas State Government Mining Delegation (Colombia) granting a concession, exploitation or exploration right or any renewal or extension of any such existing right to Nestor Gutierrez, CVME, CVMEC, Rio Novo or any of their affiliates in connection with the Toldafria gold project having a term of not less that 20 years and (ii) the receipt of the relevant mineral rights from Reserva de Foresta Regional covering certain parts of the Toldafria gold project area so as to allow exploration and mining activities within the area covered by the Toldafria gold project.

(c)	To remove the carrying value of the investment in mining option to reflect the sale of such option to Rio Novo Gold Inc. as though it occurred on March 31, 2011.

(d)	To record the estimated loss of $659,968 attributable to the sale of the Company’s investment in mining option to Rio Novo Gold Inc.